(AFC ENTERPRISES LOGO)	Exhibit 99.1

AFC Enterprises Announces the Signing of a Definitive Agreement to Sell Cinnabon
Transaction Expected to Close in the Fourth Quarter 2004

September 8, 2004 (ATLANTA) — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon® and the franchisor of Seattle’s Best Coffee® in Hawaii, on military bases and internationally, today announced that the Company has signed a definitive agreement to sell its Cinnabon subsidiary to Focus Brands Inc., an affiliate of Roark Capital Group, for $30.25 million in cash. Atlanta-based Roark Capital Group is a private equity firm that has acquired majority stakes in franchised consumer brands such as Carvel®, Fast Signs® and Money Mailer®. The pending transaction, which is subject to customary conditions, is expected to close in the fourth quarter of 2004. Bear, Stearns & Co. Inc. served as the financial advisor to AFC Enterprises in this transaction.

As previously announced on April 20, 2004, AFC began an exploration of strategic alternatives for Cinnabon, including a possible sale, as part of the Company’s continued effort to sharpen its strategic focus and maximize shareholder value. The agreement includes the sale of the international franchise rights for Seattle’s Best Coffee in eleven countries, Hawaii and U.S. military bases, which are all of the operations of Seattle’s Best Coffee that AFC retained following the sale of Seattle’s Best Coffee to Starbucks Corporation in July 2003.

Frank Belatti, Chairman and CEO of AFC Enterprises, stated, “The announcement today represents continued progress in AFC’s ongoing effort to optimize our portfolio and to restructure our corporate center. We commend the Cinnabon team for their diligent efforts in building a well-known global brand.”

Further terms of the agreement were not disclosed.

Background Profiles

Cinnabon:

Founded in Seattle, Washington in 1985, the Cinnabon brand is the market leader among cinnamon roll bakeries. Cinnabon serves fresh, aromatic, oven-hot cinnamon rolls as well as a variety of other baked goods and specialty beverages. As of July 11, 2004, there were 592 Cinnabon bakeries worldwide. The bakeries were located in 40 states, the District of Columbia, Puerto Rico and 26 foreign countries, primarily in high traffic venues such as shopping malls, airports, train stations and travel plazas. During 2003, The Cinnabon bakery system generated approximately $200 million of sales.

Seattle’s Best Coffee:

Founded in Seattle, Washington in 1970, Seattle’s Best Coffee is one of the oldest specialty coffee cafe chains. Starbucks Corporation owns the Seattle’s Best Coffee trademark, having purchased Seattle Coffee from AFC in July of 2003. AFC franchises Seattle’s Best Coffee cafes in certain international markets, in Hawaii and on certain U.S. military bases under license from Seattle’s Best Coffee. As of July 11, 2004, AFC franchised 150 Seattle’s Best Coffee cafes.

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Roark Capital Group:

Roark Capital Group is an Atlanta-based private equity firm that acquires majority stakes in franchise, consumer branded, packaging, niche manufacturing, and service businesses. The firm targets family-owned businesses, assets or divisions of large companies, and going-private transactions of micro-cap public companies. For more information, please visit www.roarkcapital.com.

AFC Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,087 restaurants, bakeries and cafes as of July 11, 2004, in the United States, Puerto Rico and 38 foreign countries under the brand names Popeyes® Chicken & Biscuits, Church’s Chicken™ and Cinnabon®, and the franchisor of Seattle’s Best Coffee® in Hawaii, on military bases and internationally. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.6 billion in 2003 and can be found on the World Wide Web at www.afce.com.

Contact Information:
Felise Glantz Kissell
AFC Enterprises, Inc.
(770) 353-3086 or fkissell@afce.com

Jennifer Waller
Roark Capital Group
404-705-2046 or jwaller@carvel.com

Seattle’s Best Coffee® is a registered trademark of Seattle’s Best Coffee, LLC.

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, the outcome and effects of our exploration of strategic alternatives for Church’s and Cinnabon, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, the need to continue to improve our internal controls, our inability to successfully implement new computer systems, limitations on our business under our credit facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages, or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, growth in our franchise system that exceeds our resources to serve that growth, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination, and other risk factors detailed in our 2003 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

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